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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3, No. 33-63495, of our report dated February 20, 1995 (except with respect to the matters discussed in Notes A and C, as to which the date is July 25, 1995), on the Transco Energy Company-Contributed Assets combined financial statements for the year ended December 31, 1994 included in Williams Holdings of Delaware, Inc.'s Form 10 and Form 10/A incorporated by reference in this registration statement and to all references to our Firm included in or made a part of this registration statement.


                                          ARTHUR ANDERSEN LLP

Houston, Texas

December 21, 1995